UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 22, 2013
(Date of earliest event reported)

CTD HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-25466	59-3029743
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14120 N.W. 126th Terrace Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

(386) 418-8060
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On July 22, 2013, CTD Holdings, Inc. (the “Company”) and certain of its subsidiaries completed the refinancing of the Company’s existing indebtedness. The refinancing involved three new loans, each described in more detail below, from Region’s Bank (the “Lender”).

Mortgage.  The Company entered into a loan arrangement (the “Mortgage Loan”) with the Lender in the aggregate amount of $578,998, secured by a mortgage on the Company’s corporate offices in Alachua, Florida.  The Mortgage Loan bears interest at an annual rate of 3.99%, under a 20 year amortization schedule with a balloon payment due for the balance after 10 years.  Monthly payments are estimated to be approximately $3,505. Certain prepayment penalties may apply in connection with a refinancing of the loan during the first five years (ranging from 5% to 1% of the outstanding balance, decreasing each year). The Mortgage Loan contains a debt service coverage requirement under which the Company may not permit the ratio of (a) its EBITDA, as defined in the loan agreement, to (b) its interest expense and its prior period current maturities of long term debt for each fiscal year to be less than 1.3x, measured annually.

Equipment Loan.  The Company also entered into a secured loan arrangement (the “Equipment Loan”) with the Lender in the aggregate amount of $295,890. The Equipment Loan bears interest at an annual rate of 3.99% and matures in July 2020, with monthly payments of approximately $4,051.  A prepayment penalty of 2% of the outstanding balance may apply in connection with the refinancing of the indebtedness during the first five years.  The Equipment Loan grants the Lender a security interest in all equipment of the Company, whether now owned or later acquired.

Line of Credit.  The Company also entered into a new secured revolving line of credit (the “Line of Credit”) with the Lender in the aggregate amount of $100,000.  The Line of Credit bears interest at an annual rate equal to the prime rate of the Lender plus 1.8%. The Line of Credit requires monthly interest payments on any outstanding amount, with the balance of any outstanding principal and unpaid accrued interest due on Lender’s demand or, if no demand is made, on July 17, 2014, unless further extended. At the signing of the facility, the Company drew down an aggregate of approximately $41,694.

Guarantees. Each of the Mortgage Loan, the Equipment Loan and the Line of Credit was guaranteed by the Company’s subsidiaries Nanosonic Products, Inc., Cyclodextrin Technologies Development, Inc., and Sphingo Biotech, Inc.  The  Company’s chief executive officer, C.E. Rick Strattan, and his spouse also executed personal guarantees.

Use of Proceeds.  The proceeds of the loans described above were used to repay the following existing indebtedness of the Company: (i) the private mortgage note previously outstanding in favor of Damon and Danielle Stone relating to the Alachua property, (ii) the Company’s outstanding equipment loan with SunState Federal Credit Union incurred to finance our pulse dryer and related building renovations, (iii) amounts financed with the contractor in connection with the installation of our pulse dryer, (iv)  amounts financed with the contractor in connection with the purchase and installation of our solar electric system, and (v) amounts outstanding under our previous revolving line of credit with SunState Federal Credit Union, which was closed.  In connection with the repayment of this debt, the mortgage on our High Springs property has also been released.

Item 2.03    Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion under Item 1.01 above, which is hereby incorporated by reference into this Item 2.03, for a description of the direct financial obligations incurred by the Company under the Mortgage Loan, the Equipment Loan, and the Line of Credit.  These transactions did not involve the incurrence of any direct or contingent liabilities under off-balance sheet arrangements within the meaning of Item 2.03(b) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTD HOLDINGS, INC.

By:	/s/ C.E. Rick Strattan
Name: C.E. Rick Strattan
Title: Chief Executive Officer

Date: July 26, 2013